Exhibit 10.5

MAGNERA CORPORATION 2024 OMNIBUS INCENTIVE PLAN

ARTICLE I.

PURPOSE

1.1            Purpose. This Magnera Corporation 2024 Omnibus Incentive Plan (the “Plan”) has been established by Glatfelter Corporation, a Pennsylvania corporation, to be renamed Magnera Corporation f/k/a Glatfelter Corporation (the “Company”) to: (a) reward Eligible Individuals by means of appropriate incentives for achieving long-range Company goals; (b) provide incentive compensation opportunities that are competitive with those of other similar companies; (c) further match Eligible Individuals’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock, and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return; and (d) facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

1.2            Adoption of Plan. The Plan was approved by the Board of Directors on June 28, 2024 and by the shareholders of the Company on October 23, 2024 (the “Effective Date”). The Plan was adopted in connection with the merger of the of Berry Global, Inc.’s health, hygiene, non-wovens and films business with the Company (the “Transaction”). As of the Effective Date, the Company’s shareholders also approved an amendment to the Company’s articles of incorporation, as amended, to effect a reverse stock split of all issued and outstanding Stock, effective on the consummation of the Transaction (the “Reverse Stock Split”). For the avoidance of doubt, upon the Reverse Stock Split becoming effective, the number of Shares that may be delivered under the Plan with respect to Awards pursuant to Section 4.1 herein shall be automatically adjusted and reduced by the Committee in accordance with ratio of the Reverse Stock Split and Section 13.1 of the Plan.

1.3            Effect on Prior Plan. Upon the Effective Date, no further awards shall be granted under the Prior Plan. Outstanding awards granted under the Prior Plan shall remain outstanding in accordance with the terms set forth therein and each applicable grant agreement.

ARTICLE II.

DEFINITIONS

The capitalized terms used in the Plan have the meanings set forth below. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

2.1            “Affiliate” means: (a) any Subsidiary of the Company; (b) any corporation or other entity that, directly or through one or more intermediaries, controls, is controlled or is under common control with the Company; and (c) any corporation or other entity in which the Company has a significant equity interest, as determined by the Committee.

2.2            “Applicable Law” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of shares thereunder, including but not limited to United States federal and state corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and any the applicable laws of any non-United States country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3            “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

2.4            “Award” means any Option, SAR, award of Restricted Stock or Restricted Stock Units, Stock Award, Other Stock-Based Award or Performance Award granted under the Plan.

2.5            “Board” or “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time.

2.6            “Cause” means, in the absence of an effective Award Agreement or employment or service agreement with the Participant otherwise defining Cause:

(a)            a Participant’s conviction of or indictment for any crime (whether or not involving the Company or any Affiliate) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any Affiliate, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Affiliate;

(b)            conduct of a Participant, in connection with Participant’s employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any Affiliate;

(c)            willful neglect in the performance of a Participant’s duties for the Company or any Affiliate or willful or repeated failure or refusal to perform such duties;

(d)            acts of willful misconduct on the part of a Participant in the course Participant’s employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Affiliate;

(e)            a Participant’s violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non- disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which breach is not susceptible to cure, or that is not cured within 30 days after the Participant is given written notice of such breach by the Company; or

(f)            a Participant’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Affiliate, which breach is not susceptible to cure, or that is not cured within 30 days after the Participant is given written notice of such breach by the Company;

provided, however, that if, subsequent to a Participant’s voluntary Separation from Service for any reason or involuntary termination of employment or service by the Company or any Affiliate without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, upon determination by the Committee, such Participant’s employment or service shall be deemed to have been terminated for Cause for all purposes under the Plan. In the event there is an effective Award Agreement or an employment or service agreement with the Participant defining Cause, “Cause” shall have the meaning provided in such agreement, and a Separation from Service by the Company or any Affiliate for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or employment or service agreement are complied with.

2.7	“Change in Control” means the occurrence of any of the following events:

(a)            any individual, group or entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Company, its Subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the Company or an Affiliate, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity directly or indirectly owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company) (a “Person”) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company which, together with securities already held by such Person, represents 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in Section 2.7(c)(i) below;

(b)            the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)            there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(d)            the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, an event described in this Section 2.7 shall not be deemed a Change in Control under the Plan to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under Section 409A unless such event qualifies as a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.8           “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as is appointed or designated by the Board to administer the Plan.

2.9           “Disability” means (i) if the Participant is insured under a long-term disability insurance policy or plan sponsored by the Company or an Affiliate, the Participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the Participant will be considered to be totally disabled as determined by the Committee; provided in each case that the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.

2.10         “Eligible Individual” means any full-time or part-time employee, officer, non- employee director or consultant of the Company or an Affiliate. In no event shall any person whom the Company determines, in its sole discretion, is not a common law employee be considered an “employee” for purposes of the Plan, whether or not any such person is later determined to have been a common law employee of the Company and without regard to classification by the Internal Revenue Service of such person.

2.11	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12         “Fair Market Value” means, as of any date and unless otherwise determined by the Committee, the value of the Shares determined as follows:

(a)            If the Shares are listed on any established stock exchange, system or market, its Fair Market Value shall be the closing sale price for the Shares during regular trading hours or, if such date is a not a trading day, on the trading day immediately preceding such date, in each case as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and

(b)            In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. Section 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

2.13         “Incentive Stock Option” means an incentive stock option granted under Article VI that meets the requirements of Section 422 of the Code, or any successor provision thereto.

2.14         “Non-Qualified Stock Option” means an option granted under Article VI that is not an Incentive Stock Option.

2.15	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.16	“Other Stock-Based Award” means any right granted under Section 9.2.

2.17	“Participant” means any Eligible Individual to whom an Award has been made.

2.18         “Performance Award” means an Award to a Participant under Article X, which Award may be denominated in cash or Shares.

2.19         “Performance Goals” means performance goals established by the Committee based on one or more criteria, or derivations of such criteria, or such other criteria as may be determined by the Committee, including but not limited to: stock price, earnings per share, price- earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio (including as may be measured and reported over a specified period), paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, contribution margin, labor margin, EBITDA margin, shareholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), human capital, environmental, social and governance issues, diversity, equity and inclusion issues, credit quality, risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, book value, book value per share, book value growth, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions, or divestitures. The Performance Goals may be applied to either the Company as a whole or to a business unit or Subsidiary entity thereof, either individually, alternatively or in any combination, and may be measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

2.20	“Plan” means this Magnera Corporation 2024 Omnibus Incentive Plan.

2.21         “Prior Plan” means the Glatfelter Corporation 2022 Long-Term Incentive Plan, which was originally effective as of April 27, 2005 and was subsequently amended and restated as of May 4, 2017, May 5, 2022 and May 5, 2023.

2.22         “Reporting Person” means any Eligible Individual subject to Section 16 of the Exchange Act.

2.23	“Restricted Stock” means a grant of Shares pursuant to Article VIII.

2.24         “Restricted Stock Unit” or “RSU” means a contractual right underlying an Award granted pursuant to Article VIII that is denominated in a unit, which unit represents a right to receive a Share (or the value of a Share) upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

2.25         “SAR” means a stock appreciation right, which may be awarded to Eligible Individuals under Article VII.

2.26         “Separation from Service” means (a) with respect to a Participant who is an employee of the Company or an Affiliate, the termination of the Participant’s employment with the Company and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), (b) with respect to a Participant who is a consultant of the Company or an Affiliate, the expiration of the Participant’s contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(2), or (c) with respect to Participant who is a non-employee Director of the Company or an Affiliate, the date on which such non-employee Director ceases to be a member of the Board (or other applicable board of directors) for any reason.

2.27	“Share” means a share of Stock, as may be adjusted in accordance with Section 13.1.

2.28	“Stock” means the common stock of the Company, par value $0.01 per share.

2.29	“Stock Award” means an award of Shares pursuant to Section 9.1.

2.30	“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee, including any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

2.31          “Substitute Award” means an Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, an outstanding award previously granted by an entity acquired by the Company and/or an Affiliate or with which the Company and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company or an Affiliate, including a transaction described in Code Section 424(a).

2.32         “Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award after the Participant’s death.

ARTICLE III.

ADMINISTRATION

3.1	General. Subject to Section 3.5, the Plan shall be administered by the Committee.

3.2            Authority of the Committee. The Committee has the exclusive power to grant Awards pursuant to the terms of the Plan. Except as limited by Applicable Law and subject to the provisions of the Plan, the Committee (or its delegate) will have the authority, in its discretion to:

(a)            select Eligible Individuals who may receive Awards under the Plan and become Participants;

(b)            determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c)            determine, the types of Awards and the number of Shares covered by the Awards, to establish the terms and conditions, Performance Goals, restrictions, exercise price, time or times when Awards may be exercised or vested and any vesting acceleration or waiver of forfeiture restrictions and other provisions of such Awards and, subject to the terms of the Plan and Applicable Law;

(d)            to determine the terms and provisions of any Award Agreements entered into hereunder (not inconsistent with the Plan) and approve forms of Award Agreement for use under the Plan;

(e)            grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or an Affiliate;

(f)            make all determinations under the Plan concerning a Participant’s Separation from Service and whether a leave of absence constitutes a Separation from Service;

(g)	determine whether a Change in Control has occurred;

(h)            authorize any person to execute on behalf of the Company any instrument required to effect the grant of any Award previously granted by the Committee or otherwise required to carry out the purposes of the Plan;

(i)             waive any restriction, terms, conditions and limitations under the Plan or applicable to any Award or accelerate the vesting and exercisability, as applicable, of any Award;

(j)             establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States;

(k)            subject to Section 14.2, determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares, other Awards or other property, or any combination thereof, or canceled, forfeited or suspended;

(l)            construe and interpret the Plan and any Award or Award Agreement made under the Plan;

(m)            to establish, amend, waive and rescind any rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purposes of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws;

(n)            cancel, suspend or amend existing Awards or amend the terms and provisions of any such Award Agreement (not inconsistent with the Plan);

(o)            correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems desirable;

(p)            allow a Participant to defer the receipt of the payment or cash or delivery of Shares that would otherwise be due to such Participant under an Award;

(q)            establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(r)            make any and all other determinations necessary or advisable for the administration of the Plan.

Subject to section 15.6 of the Plan and notwithstanding any provision in the Plan to the contrary, no action shall be taken which will prevent Awards hereunder that are intended to comply with the requirements of Section 409A of the Code from doing so.

3.3            Effect of the Committee’s Decisions. All decisions, determinations and interpretations of the Committee shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest under an Award, and Participants shall be considered to have agreed to such terms by their acceptance of Awards.

3.4            Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

3.5            Delegation. To the extent permitted by Applicable Law and the Committee’s charter, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Awards (except that such delegation shall not be applicable to any Award for a person that is a Reporting Person), and the Committee may delegate to one or more committees of the Board (which may consist of one or more directors) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Law. The Committee may revoke any such allocation or delegation at any time.

3.6            Records; Data. The Committee will maintain and keep adequate records concerning the Plan and concerning its proceedings and act in such form and detail as the Committee may decide. The Company and any Affiliate will, to the fullest extent permitted by law, furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate as to an Eligible Individual’s employment, or other provision of services, Separation from Service, or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

3.7            Indemnification. To the fullest extent permitted by Applicable Law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under the Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to the Plan.

ARTICLE IV.

SHARES AVAILABLE FOR AWARDS; AWARD LIMITS

4.1            Shares Subject to the Plan; Source of Shares. Subject to adjustment as provided in Section 4.1(a) and Section 13.1, and prior to the reverse stock split to be effective on approval of the shareholders of the Company, the maximum total number of Shares that may be delivered under the Plan with respect to Awards granted on or after the Effective Date, is 85,000,000 Shares. In addition, any Shares that remained available for awards under the Prior Plan as of the Effective Date and any Shares subject to outstanding awards granted under the Prior Plan prior to the Effective Date or Awards granted under the Plan prior to the Effective Date that are payable in Shares and that terminate, expire, or are canceled, forfeited, surrendered without having been exercised, vested, or settled in full or are paid in cash, as applicable, on or after the Effective Date, subject to adjustment as provided in Section 13.1 of the Plan (the “Prior Plan Shares”), may be issued with respect to Awards under the Plan. The aggregate number of Shares reserved for issuance under the Plan as of the Effective Date, including the Prior Plan Shares, in each case prior to the reverse stock split to be effected on approval of the shareholders of the Company, is referred to as the “Total Plan Reserve.” Shares shall be issued under the Plan with respect to dividend equivalents that are credited on or after the Effective Date on outstanding awards granted under the Prior Plan prior to the Effective Date or the Plan prior to the Effective Date shall count against the Total Plan Reserve. Of the total number of Shares that are available for issuance from the Total Plan Reserve, all such Shares may be issued with respect to Incentive Stock Options granted on or after the Effective Date, subject to adjustment as described in Section 13.1 of the Plan. Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that are sufficient to satisfy the requirements of the Plan.

(a)            Share Counting. For purposes of determining the number of Shares available for issuance under the Plan, and in the case of Incentive Stock Options, subject to any limitations applicable thereto under the Code: (i) if and to the extent options or stock appreciation rights granted under the Prior Plan, or Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, surrendered without having been exercised or are settled in cash, and if and to the extent that any award of restricted stock, restricted stock units, stock awards, other stock- based awards or performance shares granted under the Prior Plan and payable in Shares, or Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards or Performance Shares granted under the Plan are forfeited or terminated, otherwise are not paid in full or are paid in cash, the Shares underlying such awards under the Prior Plan or such Awards under the Plan shall again be available for purposes of the Plan; (ii) if Options or SARs are exercised and settled in Shares, the number of Shares actually issued to settle such Option or SAR shall be considered issued under the Plan; (iii) Shares withheld or surrendered for payment of taxes with respect to any award under the Prior Plan or Award under the Plan shall again be available for re-issuance under the Plan; (iv) to the extent that awards granted under the Prior Plan or Awards granted under the Plan are paid in cash, and not in Shares, the Shares subject thereto shall not count against the Total Plan Reserve; and (v) for the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.

4.2            Non-Employee Director Award Limits. The maximum grant date value of Shares subject to Awards granted to any non-employee director during any calendar year, taken together with any cash fees payable to such non-employee directors for services rendered during the calendar year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

4.3            Substitute Awards. In connection with the acquisition of any business by the Company or its Affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Substitute Awards under the Plan upon such terms and conditions as the Committee deems appropriate, which may include terms different from those described herein. Such Substitute Awards shall not reduce the Total Plan Reserve, subject to applicable stock exchange and Code requirements.

ARTICLE V.

ELIGIBILITY

All Eligible Individuals are eligible to participate in the Plan and receive Awards hereunder. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.

ARTICLE VI.

OPTIONS

6.1            Grant of Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement.

6.2            Exercise Price of Options. Subject to Section 6.5, the exercise price per Share under an Option will be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option. Notwithstanding the foregoing, a Substitute Award may be granted with an exercise price of less than that set forth in the preceding sentence if such Substitute Award satisfies the provisions of Section 409A of the Code.

6.3            Terms and Conditions of Options. Subject to Section 6.5, the term of an Option shall not exceed ten years from the date of grant. The term of each Option will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Award Agreement. The Award Agreement will contain the terms of the Award, including, but not limited to: (a) whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option; (b) the number of Shares that may be issued upon exercise of an Option; (c) the exercise price of each Option; (d) the term of the Option; (e) such terms and conditions on the vesting and/or exercisability of an Option as may be determined by the Committee, including whether the Option will vest based upon the attainment of certain Performance Goals; (f) any restrictions on transfer of the Option and forfeiture provisions; and (g) such further terms and conditions, in each case, not inconsistent with the Plan as may be determined from time to time by the Committee. In no event shall dividend rights or dividend equivalents accrue or be paid with respect to Shares subject to Options.

6.4	Exercise of Options.

(a)            Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time for complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part. An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option; and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes and deductions). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Subject to the terms of the Plan and the related Award Agreement, any Option may be exercised at any time during the period commencing with either the date that the Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. Unless the Committee determines otherwise, if a vested Option would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested Option may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the Option). A Participant may exercise the Participant’s Option for all or part of the number of Shares or rights which the Participant is eligible to exercise under the terms of the Option.

(b)            The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (i) cash; (ii) check; (iii) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion; (iv) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (v) by net exercise; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (vii) any combination of the foregoing methods of payment.

6.5	Incentive Stock Options.

(a)            The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Eligible Individual who is not an employee of the Company or a Subsidiary. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted or (ii) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code). The Committee will determine the acceptable form of consideration for exercising an Incentive Stock Option, including the method of payment, at the time of grant.

(b)            With respect of an Incentive Stock Option granted to an employee, who, at the time the time the Incentive Stock Option is granted, owns more than 10% of the voting power of all classes of stock of the Company or any Affiliate, (i) the exercise price shall not be less than the 110% of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option and (ii)the term of the Incentive Stock Option shall not exceed five years from the date of grant.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1            Grant of SARs. The Committee is hereby authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement.

7.2            Exercise Price of SARs. The exercise price per Share under a SAR will be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such SAR. Notwithstanding the foregoing, a Substitute Award may be granted with an exercise price of less than that set forth in the preceding sentence if such Substitute Award satisfies the provisions of Section 409A of the Code.

7.3            Terms and Conditions of SARs. The term of a SAR shall not exceed ten years from the date of grant. The term of each SAR will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Award Agreement. The Award Agreement will contain the terms of the Award, including, but not limited to: (a) the number of Shares that may be issued upon exercise of the SAR; (b) the exercise price of each SAR; (c) the term of the SAR; (d) such terms and conditions on the vesting and/or exercisability of the SAR as may be determined by the Committee, including whether the SAR will vest based upon the attainment of certain Performance Goals; (e) any restrictions on transfer of the SAR and forfeiture provisions; and (f) such further terms and conditions, in each case, not inconsistent with the Plan as may be determined from time to time by the Committee. In no event shall dividend rights or dividend equivalents accrue or be paid with respect to Shares subject to SARs.

7.4	Exercise and Payment of SARs.

(a)            Any SARs granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement; provided, however, that subsequent to the grant of a SAR, the Committee, at any time for complete termination of such SAR, may modify the terms of the SAR to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such SARs may be exercised in whole or in part. Subject to the terms of the Plan and the related Award Agreement, any SAR may be exercised at any time during the period commencing with either the date that the SAR is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the SAR. Unless the Committee determines otherwise, if a vested SAR would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the SAR). A Participant may exercise the Participant’s SAR for all or part of the number of Shares or rights which the Participant is eligible to exercise under terms of the SAR.

(b)            Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised.

ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

8.1            Grant of Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Eligible Individuals.

8.2            Terms and Conditions of Awards. The Awards granted under this Article VIII are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Such Awards will be evidenced by an Award Agreement containing the terms of the Awards, including, but not limited to: (a) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award; (b) the purchase price, if any, of the Shares of Restricted Stock or Restricted Stock Units and the means of payment for the Shares of Restricted Stock or Restricted Stock Units; (c) the Performance Goals, if any, and level of achievement in relation to the Performance Goals that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested; (d) such terms and conditions of the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee, including any applicable period of restriction; (e) the form and timing of settlement and payment; (f) restrictions on transferability of the Restricted Stock or Restricted Stock Units; and (g) such further terms and conditions, in each case, not inconsistent with the Plan as may be determined from time to time by the Committee.

8.3            Settlement and Delivery. Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares. Restricted Stock Units shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Section 409A of the Code, as applicable.

8.4            Deferred Stock. Distributions of Stock under circumstances that constitute a “deferral of compensation” shall conform to the applicable requirements of Section 409A of the Code, including as set forth in Section 15.6 below, or an exception thereto.

ARTICLE IX.

STOCK AWARDS AND OTHER STOCK-BASED AWARDS

9.1            Grant of Stock Awards. The Committee is hereby authorized to grant Stock Awards to Eligible Individuals. Stock Awards may be issued by the Committee in addition to, or in tandem with, other Awards granted under the Plan and may be issued in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes. Stock Awards shall be evidenced by an Award Agreement or in such other manner as the Committee may deem necessary or appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Stock Award, such certificate will be registered in the name of the Participant.

9.2            Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends or dividend equivalents, as described in Section 11.1 below) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock (including, without limitation, securities convertible into Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee will determine the terms and conditions of such Awards and set forth such terms and conditions in an Award Agreement related to such Award, including whether the Other Stock-Based Awards will vest based upon the attainment of certain Performance Goals. Shares or other securities delivered pursuant to a purchase right granted under this Section 9.2 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee determines, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

ARTICLE X.

PERFORMANCE AWARDS

10.1         Grant of Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Individuals. Performance Awards may be Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or awards denominated in cash (including dividend equivalents). Unless otherwise determined by the Committee, such Awards will be evidenced by an Award Agreement containing the terms of such Awards, including, but not limited to, the Performance Goals and such terms and conditions as may be determined from time to time by the Committee, in each case, not inconsistent with the Plan.

10.2	Terms and Conditions of Performance Awards.

(a)            The Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; mergers and acquisitions; accruals for reorganization and restructuring programs, including reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year.

(b)            In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to the Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c)            Notwithstanding the foregoing, the Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified Performance Goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of the Plan to the contrary, including but not limited to Section 14.2, the Committee, in its sole discretion, may retain the discretion to reduce or increase the amount of any Performance Award if it concludes that such reduction or increase is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant.

10.3         Settlement and Delivery. Performance Awards shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Section 409A of the Code, as applicable.

ARTICLE XI.

TERMS AND CONDITIONS OF ALL AWARDS

11.1         Dividends and Dividend Equivalents. The Committee may grant dividends and dividend equivalents in connection with Awards (other than Options or SARs) under such terms and conditions as the Committee deems appropriate. Dividends and dividend equivalents shall be subject to the same vesting conditions, including the attainment of Performance Goals, as the underlying Award. Notwithstanding anything to the contrary herein, dividends and dividend equivalents with respect to Awards shall vest and be paid only if and to the extent the underlying Awards vest and are paid. In the event of a forfeiture, all rights to such Award, including any dividends and dividend equivalents that may have been accrued and withheld, shall terminate without further action or obligation on the part of the Company. Dividend equivalents may be deferred, consistent with Section 409A of the Code, as determined by the Committee. Unless otherwise specified in the Award Agreement, deferred dividend equivalents will not accrue interest. Dividend equivalents may be accrued as a cash obligation, or may be converted to Restricted Stock Units for the Participant, as determined by the Committee. Dividends and dividend equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee in the Award Agreement.

11.2         Separation from Service. The Award Agreement documenting an Award shall set forth the terms under which the Award may vest, be exercised and/or become payable, as applicable, at or after a Participant’s Separation from Service.

11.3         Limits on Transfer and Exercisability. Except as the Committee may otherwise determine from time to time: (a) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; and provided, further, however, that in no event shall the Committee authorize any assignment, alienation, sale, or other transfer under this Section 11.3 that would provide a Participant or beneficiary with the opportunity to receive consideration from a third party; (b) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative; and (c) no Award and no right under any such Award, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 11.3 shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

11.4         Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Awards granted under the Plan or future Awards that may be granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By participating in the Plan, the Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.5	Conditions Upon Issuance of Shares.

(a)            Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance. No certificate for Shares distributable pursuant to the Plan will be issued and delivered unless the issuance of such certificate complies with all Applicable Laws, including, without limitation, compliance with the provisions of Section 409A of the Code, applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the stock exchange(s) on which the Stock may, at such time, be listed.

(b)            As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)            The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any United States federal or state law, any non-United States law, or the rules and regulations of the United States Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

11.6         Country-Specific Provisions. To facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States, as the as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purposes, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

ARTICLE XII.

DURATION

The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XIII, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date. Any Awards that are outstanding upon expiration of the Plan will remain outstanding and subject to the terms and conditions of the Plan after the Plan’s expiration date. The expiration of the Plan shall not impair the power and authority of the Committee with respect to outstanding Awards, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

ARTICLE XIII.

ADJUSTMENTS; CONSEQUENCES OF A CHANGE IN CONTROL

13.1            Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, extraordinary cash dividend, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, separation, rights offering, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined for applicable financial accounting purposes (including, for the avoidance of doubt, the Reverse Stock Split), or otherwise affects the Stock (including, but not limited to changes in Applicable Laws, regulations or accounting principles), then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (a) the number and type of shares of Stock (or other securities or property) which thereafter may be delivered under the Plan and/or made the subject of Awards, (b) the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, including whether to make provision for a cash payment to the holder of an outstanding Award for any fractional Shares; (c) the grant, purchase, or exercise price with respect to any Award; and (d) other value determinations and terms applicable to outstanding Awards, including Performance Goals, consistent with the terms of the Plan. Any adjustments to outstanding Awards shall be consistent with Section 409A or Section 424 of the Code, to the extent applicable. The Committee’s adjustment shall be effective and binding for all purposes of the Plan.

13.2	Change in Control.

(a)            Unless otherwise set forth in an Award Agreement, if a Change in Control occurs and the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to Participants’ Awards or provided a Substitute Award and within 24 months following the occurrence of the Change in Control, the Participant incurs an involuntary Separation from Service by the Company or its Affiliates or successors other than for Cause, as of the time immediately prior to such Separation from Service: (i) all outstanding Options and SARs shall immediately vest and become fully exercisable; (ii) any restrictions and conditions on outstanding Stock Awards and Restricted Stock shall immediately lapse; and (iii) Awards of Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall immediately vest and become payable. In that event, Awards that are subject to Performance Goals shall vest and be payable based on (x) the greater of target or actual performance through the date of the Separation from Service, as determined by the Committee, for any performance period that has not been completed as of the date of the Separation from Service, and (y) at the amount earned based on performance for any previously completed performance period.

(b)            Unless otherwise set forth in an Award Agreement, if a Change in Control occurs and the successor or purchaser in the Change in Control does not assume the Company’s obligations with respect to Participants’ Awards and does not provide a Substitute Award, as of the time immediately prior to the Change in Control: (i) all outstanding Options and SARs shall immediately vest and become exercisable; (ii) any restrictions on Stock Awards and Restricted Stock shall immediately lapse; and (iii) Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall immediately vest and become payable. In that event, Awards that are subject to Performance Goals shall vest and be payable based on (x) the greater of target or actual performance through the date of the Change in Control, as determined by the Committee, for any performance period that has not been completed as of the date of the Change in Control, and (y) at the amount earned based on performance for any previously completed performance period.

(c)            Notwithstanding the foregoing, the Committee may establish such other terms and conditions relating to the effect of a Change in Control on Awards as the Committee deems appropriate. In addition to other actions, in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) the Committee may determine that outstanding Awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (b) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, and Performance Awards shall immediately lapse prior to the Change in Control or in the event of the Participant’s Separation from Service in connection with, upon or within a specified time period before or after the Change in Control; (c) the Committee may determine that the performance period applicable to the Award will lapse in full or in part and/or that the Performance Goals shall be deemed satisfied at target, maximum or any other level; (d) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards of Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or Performance Awards in such amount and form as may be determined by the Committee; (e) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price, and (f) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. The Committee will not be required to treat all Awards or Participants similarly in a transaction. Without limiting the foregoing, if the per share Fair Market Value of the shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

(d)            The Committee may condition the payment made pursuant to the terms of the Plan as a result of a Change in Control upon the execution of a release of claims by the Participant in a form established by the Company.

(e)            For the purposes of this Section 13.2 an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of a Restricted Stock Unit, Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Stock in the Change in Control. Notwithstanding anything in this Section 13.2, to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure or to convert such unvested Award to a time-based Award of economically equivalent value that remains subject to the same time-based vesting provisions and other Award terms and conditions will not be deemed to invalidate an otherwise valid Award assumption.

13.3          Non-Employee Director Awards. Notwithstanding the foregoing or any provision of the Plan to the contrary, with respect to Awards granted to a non-employee director, in the event a Change in Control occurs, as of the time immediately prior to such Change in Control: (i) all outstanding Options and SARs shall immediately vest and become exercisable; (ii) any restrictions on Stock Awards and Restricted Stock shall immediately lapse; and (iii) Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall immediately vest and become payable. In that event, Awards that are subject to Performance Goals shall vest and be payable as determined by the Committee in the Award Agreement.

ARTICLE XIV.

AMENDMENT, MODIFICATION AND TERMINATION

14.1         Amendment and Termination of Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (a) shareholder approval if such approval is necessary to comply with any tax, legal or regulatory (including, for this purpose, the rules of any stock exchange(s) on which the Stock is then listed) requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (b) the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary: (i) to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

14.2	Amendment of Award.

(a)            The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, subject to Section 14.3 below; provided, however, that no such action shall impair any material rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. The Committee may, in its discretion, vest part or all of a Participant’s Award that would otherwise be forfeited, consistent with the requirements of Section 409A of the Code. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(b)            With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law.

(c)            In addition to the other provisions of Article XIII and this Article XIV, in connection with an event described in Section 13.1 or such other events as determined by the Committee and set forth in an Award Agreement, and subject to Section 14.3 below, the Committee may, in its discretion: (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price, if any, that would have been payable therefore; or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion. Such payment shall be transferred or paid to the Participant as determined by the Committee, consistent with the requirements of Section 409A of the Code.

14.3         No Repricing of Awards. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin- off, combination, or exchange of Shares), the Company may not, without shareholder approval: (a) amend or modify the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash, other Awards or other securities; or (d) engage in any other transaction that would be treated for accounting purposes as a “repricing” of such Option or SAR.

ARTICLE XV.

MISCELLANEOUS

15.1         No Right to Employment. Nothing in the Plan or in any Award Agreement confers upon any Eligible Individual who is a Participant the right to continue in the service or employment of the Company or any Affiliate or affects any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without Cause.

15.2	Taxes.

(a)            Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy

U.S. federal, state, or local taxes, non-U.S. taxes and deductions, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). A Participant is liable and responsible for all taxes and social insurance contributions owed in connection with an Award, regardless of any Company action. The Company does not commit to and is under no obligation to structure an Award to reduce or eliminate a Participant’s tax liability. If a Participant fails to comply with any tax withholding obligations, the Company may refuse to deliver any Shares or cash pursuant to an Award (or exercise thereof).

(b)            A Participant may be subject to individual income taxation (and potential social security or other applicable personal or payroll taxes) in each jurisdiction where the Participant has performed services for the Company or any Affiliate between the grant date of the Award and the vesting date. Taxes for which a Participant is liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which the Participant has performed services regardless of the Participant’s status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. Each Participant will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to an Award.

(c)            The Committee may, in its sole discretion and pursuant to such procedures as it may specify from time to time, permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (i) paying cash; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld (i.e., net settlement); (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld; or (iv) any combination thereof. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15.3         Other Compensation Arrangements. Awards received by a Participant under the Plan are not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines. No provision of the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including incentive arrangements providing for the issuance of options and stock, and such arrangements may be generally applicable or applicable only in specific cases.

15.4         Unfunded Plan. The Plan is unfunded and the Company is not required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

15.5         Liability. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the applicable Award Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3.5) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, under the Plan.

15.6	Section 409A of the Code.

(a)            The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(b)            If an Award is subject to Section 409A of the Code, unless the Award Agreement specifically provides otherwise: (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code; (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code; (iii) payments to be made upon a Change in Control shall only be made upon a "change in ownership," a "change in effective control" or a "change in ownership of a substantial portion of the assets" of the Company under Section 409A of the Code; (iv) each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code; and

(v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. If an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a “specified employee” (as defined below) upon Separation from Service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s Separation from Service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the specified employee requirements of Section 409A of the Code. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company or any Affiliate be liable for or reimburse a Participant for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non- compliance with Section 409A of the Code.

15.7	Certain Policies; Clawback and Recoupment.

(a)            All Awards made under the Plan shall be subject to insider trading policies, policies prohibiting pledging or hedging of Shares, and other policies that may be implemented by the Board from time to time.

(b)            All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with: (i) the Company’s Dodd-Frank Compensation Recoupment Policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. The Committee may, to the extent permitted by the Company’s clawback policy, Applicable Laws or by any applicable policy or arrangement, and shall, to the extent required, cancel or require repayment of any Awards granted to a Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property.

(c)            If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (i) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct and (ii) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

15.8         Data Transfer. By participating in the Plan, the Participant understands and acknowledges that it is necessary for the Company and any Affiliate to collect, use, disclose, hold, transfer and otherwise process certain personal information and data about the Participant, or other personal information as described in an Award Agreement or any other grant materials or as otherwise provided to the Company or any Affiliate for the purpose of implementing, administering and managing the Plan. Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Plan and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations.

15.9         Severability. In the event that any provision of the Plan is held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included or reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

15.10       Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.11       Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any assignee or successor entity, including any successor entity contemplated by Article XIII.

15.12       Governing Law. All questions concerning the construction, validity and interpretation of the Plan shall be governed by United States federal law and the laws of the Commonwealth of Pennsylvania (without regard to any conflicts of laws principles), except with respect to matters that are subject to tax laws, regulations and rules of any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction.